Exhibit 99.1

 Scientific Learning Announces Changes to Executive Team

The Company Provides Preliminary Results for the Second Quarter of 2012 and  Will Host a Conference Call Today at 5:00 p.m. ET

Oakland, CA, July 12, 2012 -- Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced Bob Bowen, Chairman of the Board, has been named Chief Executive Officer and Jane Freeman has been named Chief Financial Officer and Treasurer effective immediately.  Mr. Bowen previously served as Chief Executive Officer from 2002 to 2008 and Ms. Freeman previously served as Chief Financial Officer and Treasurer from 2000 to 2008.

“I look forward to re-engaging in an active, day to day role at the Company as we continue the important transition to a SaaS business. I am also pleased to welcome back Jane Freeman, who served as my previous CFO at Scientific Learning. I believe that our history of working together will enable us to strategically move the Company forward,” said Bob Bowen, Chairman and Chief Executive Officer. “I want to thank Andy Myers and Bob Feller for their contributions over the past years and the important roles they played in the business. I wish them both well in their next endeavors.”

The Company also released preliminary financial information for the second quarter of 2012. Based on preliminary information and subject to the quarterly accounting close and review procedures, the Company currently expects to report second quarter revenue between $6.5 million and $7.2 million, compared to $12.4 million in revenue in the second quarter of 2011.  Total booked sales are expected to be between $6.6 million and $7.1 million for the second quarter of 2012, compared to $10.1 million in the second quarter of 2011. Total booked sales were impacted by a smaller number of large deals signed in the quarter due to challenging macro-economic conditions in the Company’s core K-12 business.

The Company has accelerated its efforts to align its operating structure with its emerging SaaS business and to bring costs in line with its current booked sales and revenue outlook, including staff reductions that have occurred this week. Including the reductions announced today, overall Company headcount has decreased 18% since the end of last year.  The Company expects to record a total restructuring charge of approximately $900,000 in the third quarter. To increase its operating flexibility during this transition, the Company drew down its full line of credit in the amount of $5 million on July 9, 2012 and currently has a cash balance of $7.4 million. Historically the Company consumes cash the first half of the year and generates cash in the second half of the year.

“As Jane and I rejoin the leadership team, we are focused on sales execution and aligning our cost structure appropriately. We will continue to fine tune the new go to market strategy and balance a blended sales model for maximum sales opportunities. Our products are excellent. Our move to a recurring revenue model and new platform is performing well and is a true testament to the difficult transition work that has been under way for the past few years. We remain encouraged with this portion of the business which has seen growth in transaction volume, renewals and the number of active sites on the new platform.”

A conference call has been scheduled for today at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. Investors and analysts interested in participating in the call are invited to dial (877) 878-2695 (domestic) or (253) 237-1145 (international), approximately ten minutes prior to the start of the call. The conference call will be available live on the Investor Information portion of the Company’s website at http://www.scilearn.com/investorinfo. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call (855) 859-2056 (domestic) and (404) 537-3406 (international) and enter Conference ID # 10063386.

Booked sales is a non-GAAP measure.  Additional information on this non-GAAP measure and reconciliation are included at the end of this earnings release and in the investor information section of our website, www.scientificlearning.com.

About Scientific Learning Corporation

We accelerate learning by applying proven research on how the brain learns. Scientific Learning’s results are demonstrated in over 250 research studies and protected by over 55 patents. Learners can realize achievement gains of 1 - 2 years in as little as 8 - 12 weeks and maintain an accelerated rate of learning even after the programs end.

Today, learners have used over 3 million Scientific Learning software products, which apply “Brain Fitness” principles to the areas of English language and reading. We provide our offerings directly to parents, K–12 schools and learning centers, and in more than 40 countries around the world. For more information, visit http://www.scilearn.com/ or call toll-free (888) 358-0212.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws.  Such statements include, among others, statements relating to future operating results, trends in and growth expectations for our sales, the acceptance of our new offerings, our recurring revenue business model, our expected field services and product development costs, and our restructuring and other plans to reduce costs.   Such statements are subject to substantial risks and uncertainties.  Actual events or results may differ materially as a result of many factors, including but not limited to: adjustments that may be made to our announced preliminary second quarter results in connection with quarterly accounting close and review procedures, difficulty in hiring qualified personnel in planned locations, general economic and financial conditions (including current adverse conditions in government budgets and the general economy); availability of funding to purchase the Company's products and generally available to schools, including the expiration of  federal stimulus funding; unexpected challenges in product development; the acceptance of new products and product changes in existing and new markets; acceptance of subscription and other recurring offerings; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-Q for the quarter  ended March 31, 2012 (Part II, Item 1A, Risk Factors), filed May 7, 2012. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Three months ended June 30,
	2012 Low	2012 High	2011

Booked sales	$6,600	$7,100	$10,118
Less: revenues	6,500	7,200	12,397
Other adjustments	(5)	(5)	146
Net decrease in total deferred revenue	$95	$(105)	$(2,133)

Beginning balance in total deferred revenue	$14,858	$14,858	$19,897
Ending balance in total deferred revenue	$14,953	$14,753	$17,764

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors.  Booked sales equals the total value (net of allowances) of software and services invoiced in the period.  Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity.  The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Media Contact:	Investor Contact:
Jessica Lindl	Stacie Bosinoff
Senior Vice President of Marketing and	The Blueshirt Group
Inside Sales	(415) 217-7722
Scientific Learning Corporation	investorrelations@scilearn.com
(510) 625-6784	stacie@blueshirtgroup.com
jlindl@scilearn.com